As filed with the Securities and Exchange Commission on April 25, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCHLUMBERGER N.V.

(SCHLUMBERGER LIMITED)

(Exact Name of Registrant as Specified in its Charter)

Curaçao	52-0684746
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

42, rue Saint-Dominique Paris, France	75007

5599 San Felipe Houston, Texas, United States of America	77056

62 Buckingham Gate, London, United Kingdom	SW1E 6AJ

Parkstraat 83, The Hague The Netherlands	2514 JG
(Addresses of Principal Executive Offices)	(Zip Codes)

Schlumberger Limited 2004 Stock and Deferral Plan

for Non-Employee Directors

(Full title of plan)

Saul R. Laureles

Director, Corporate Legal

Schlumberger Limited

5599 San Felipe

Houston, Texas 77056

(713) 513-2000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, par value $0.01 per share(2)	200,000	$45.70	$ 9,140,000.00	$ 1,107.77

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to 457(c) and 457(h)(1), based on the average of the high and low prices for the common stock, par value $0.01 per share (“Common Stock”) of Schlumberger Limited reported on the New York Stock Exchange on April 22, 2019.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also include such additional indeterminate number of shares of Common Stock that may become issuable under the Schlumberger Limited 2004 Stock and Deferral Plan for Non-Employee Directors as a result of stock splits, stock dividends or similar transactions.

REGISTRATION OF ADDITIONAL SECURITIES

Under General Instruction E on Form S-8, Schlumberger Limited (Schlumberger N.V.), a Curaçao corporation (“Schlumberger” or the “Registrant”), files this Registration Statement to register an additional 200,000 shares of common stock, par value $0.01 per share, of Schlumberger (“Common Stock”) issuable under the Schlumberger Limited 2004 Stock and Deferral Plan for Non-Employee Directors (the “Plan”), as amended and restated effective January 17, 2019. At the recommendation of the Schlumberger Board of Directors, the Registrant’s stockholders approved an amendment and restatement of the Plan at the annual general meeting of stockholders on April 3, 2019, thereby further increasing the number of shares available for purchase under the Plan by 200,000 shares of Common Stock.

Schlumberger incorporates by reference in this Registration Statement its previous registration statement (No. 333-115277) on Form S-8 relating to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Description

4.1	Articles of Incorporation of Schlumberger Limited (Schlumberger N.V.), as last amended on April 6, 2016 (incorporated by reference to Exhibit 3.1 to Schlumberger’s Current Report on Form 8-K filed on April 6, 2016).

4.2	Amended and Restated Bylaws of Schlumberger Limited (Schlumberger N.V.), as last amended on January 19, 2017 (incorporated by reference to Exhibit 3.1 to Schlumberger’s Current Report on Form 8-K filed January 19, 2017).

4.3	Schlumberger Limited 2004 Stock and Deferral Plan for Non-Employee Directors (incorporated by reference to Appendix B to Schlumberger’s definitive proxy statement for the 2019 Annual General Meeting of Stockholders held on April 3, 2019).

5	Opinion of STvB Advocaten (Curaçao), N.V. as to the legality of the shares of common stock being registered (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (filed herewith).

23.2	Consent of STvB Advocaten (Curaçao), N.V. (included in Exhibit 5).

24	Powers of Attorney (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 25, 2019.

SCHLUMBERGER N.V.
(Schlumberger Limited)

By:	/s/ Howard Guild
Howard Guild
Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on April 25, 2019 in the capacities indicated.

*	*
Paal Kibsgaard Chairman and Chief Executive Officer (Principal Executive Officer)	Indra K. Nooyi Director

*	*
Simon Ayat Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Lubna S. Olayan Director

/s/ Howard Guild	*
Howard Guild Chief Accounting Officer	Mark G. Papa Director
(Principal Accounting Officer)

*	*
Peter L.S. Currie Director	Leo Rafael Reif Director

*	*
Miguel Galuccio Director	Henri Seydoux Director

*
Nikolay Kudryavstev Director

*
Tatiana A. Mitrova Director

*By:	/s/ Saul R. Laureles
Saul R. Laureles Attorney-in-Fact